Inter-City Products Corporation
                     1997 LONG-TERM INCENTIVE PLAN
                        For Senior Management


                              ARTICLE I
                               General

1.1 Establishment of the Plan

The Board of Directors of Inter-City Products Corporation hereby adopts this Plan which shall be known as the Inter-City Products Corporation, 1997 Long-term Incentive Plan (the "Plan").

1.2 Plan Purpose

The purpose of this Plan is to attract and retain the best possible executive talent and to motivate senior management employees to focus attention on longer-term objectives and strategic initiatives, and to further align their interests with those of the shareholders of Inter-City Products Corporation. This Plan will provide deferred compensation opportunities to certain senior managers of the Company. Such deferred compensation shall be based on the award of Performance Units, the value of which is related to the appreciation in the value of the common stock of the company.

1.3 Plan Administration

(a) The Plan shall be Administered by the Compensation and Pension Committee ("Committee") of the Board Of Directors. Subject to the Committee's approval, the Chief Executive Officer of Inter-City Products Corporation ("CEO") may assist in, and make recommendations regarding, the administration of the Plan. The Senior Vice President, Human Resources of Inter-City Products Corporation will be responsible for the day-to-day administration of the Plan following any administrative guidelines approved from time-to-time by the Committee.

(b) Subject to the limitations of the Plan, the Committee shall, based on recommendations by the CEO: (i) select from the senior management employees of Inter-City Products Corporation those who shall participate in the Plan and be granted Performance Units ("Participants"), (ii) make awards in such forms and amounts as it shall determine, (iii) impose such limitations, restrictions, and conditions upon such awards as it shall deem appropriate, (iv) interpret the Plan and adopt, amend, and rescind administrative guidelines and other rules and regulations relating to the Plan, (v) correct any defect or omission or reconcile any inconsistency in this Plan or in any award granted hereunder, and (vi) make all other necessary determinations and take all other actions necessary or advisable for the implementation and administration of the Plan. The Committee's determinations on matters within its authority shall be conclusive and binding upon Inter-City Products Corporation and all other Persons.

(c) All expenses associated with the Plan shall be borne by Inter-City Products Corporation subject to such allocation to its subsidiaries, affiliates, and operating units as it deems appropriate.

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                              ARTICLE II
                             Definitions

2.1 Definitions:

Whenever used herein, the following terms shall have the meaning set forth below, unless otherwise expressly provided.

(a) "Award Trigger" shall mean a minimum level of performance, which the Committee may establish for a Performance Period, that must be achieved before calculated awards are payable.

(b) "Board" shall mean the Board of Directors of Inter-City Products Corporation or the Board of Directors of a subsidiary or affiliate as authorized by the Board of Directors of Inter-City Products Corporation.

(c) "Change-in-Control" shall mean a transaction or event or series of transactions or events involving the Company or the outstanding voting shares of the Company, proposed or commenced, which will result in (i) a change-in-control or effective control of the Company; (ii) all or substantially all of the outstanding voting shares of the Company being acquired or exchanged, whether pursuant to an amalgamation, arrangement, consolidation, or other similar transaction, for consideration which reflects a determination of the value of the outstanding voting shares of the Company, by a person or persons dealing at-arms-length with the Company; or (iii) a sale of substantially all of the Company's assets to a person or persons dealing at-arms-length with the company.

(d) "Committee" shall mean members the Compensation and Pension Committee, who are not Plan Participants, who have been appointed by the Board, and who have been given responsibility for administration of the Plan.

(e) "For-cause" Termination shall mean termination of a Participant's employment by the Company, due to (i) the Participant's serious, willful misconduct in respect of, or failure to perform, his/her duties; (ii) commission of a felony or perpetration of a material fraud or material crime involving moral turpitude; (iii) willful failure to comply with any material applicable laws with respect to the execution of the Company's business; (iv) theft, fraud, embezzlement, dishonesty, or other conduct which has resulted, or is likely to result in material economic damage to the Company, or resulted or intended to result in direct or indirect gain to, or personal enrichment of the Participant.

(f) "Formula Award" shall mean the award, earned in the form of Performance Units, by a Participant under this Plan, and based on actual three-year results against performance goals established for the Performance Period.

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(g) "Grant Price" shall mean the value established by the Committee at the beginning of a Performance Period, from which future common stock price shall be compared to the determine the appreciated value for purposes of determining the value of Performance Units attributable to that Performance Period. Grant Price for each Performance Period shall appear in the attached Individual Award Calculation Worksheet for each Participant.

(h) "Inter-City Products Corporation" shall mean Inter-City Products Corporation and its subsidiaries and affiliates.

(i) "Maximum Award" shall mean shall mean the award, in the form of Performance Units, earned by a Participant when Maximum Performance levels are met.

(j) "Maximum Performance" shall mean the achievement of "maximum" results against performance goals for a Plan Year, for which Maximum Awards are payable, and above which no additional award is payable.

(k) "Participant" shall mean a senior manager employed by Inter-City Products Corporation, meeting the defined eligibility criteria for participation in the Plan, and approved for participation by the Committee.

(l) "Performance Period" shall mean a three calendar-year period designated by the committee.

(m) "Performance Unit" shall mean a fictional unit of deferred cash compensation credited to a participant's Performance Unit Account, whose value is determined by the increase in price of common stock over the Grant Price, until such time as cash payment of the value of the Performance Unit Account is made to the participant.

       (i) Three-year Performance Units shall mean those Performance Units awarded, valued and paid at the end of a Performance Period.

       (ii) Long-term Performance Units shall mean those Performance Units awarded at the end of a Performance Period, but paid upon retirement, according to a vesting schedule, and subject to forfeiture. Eligibility for Long-term Performance Units is generally limited to The CEO and Senior Vice Presidents of the Company.

(n) Performance Unit Account shall mean the record of Long-term
Performance Units awarded to a Participant under the Plan.  The
Performance Unit Account is solely for accounting purposes and shall not require a segregation of Company assets.

(o) "Target Award" shall mean shall mean the award, in the form of Performance Units, earned by a Participant when Target Performance levels are met.
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(p)  "Target Performance" shall mean the achievement of expected or
"target" results against performance goals for a Performance Period, and for which Target Awards are payable.

(q) "Threshold Award" shall mean the award, in the form of Performance Units, earned by a Participant when Threshold Performance levels are met.

(r) "Threshold Performance" shall mean the achievement of the minimum or "threshold" results against performance goals for a Performance Period, for which Threshold Awards are payable, and below which no award is payable.

                             ARTICLE III
                   Eligibility and Participation

3.1 Eligibility

Eligibility for participation in the Plan shall be limited to the Chief Executive Officer and those senior managers of Inter-City Products Corporation that meet criteria established from time to time by the Committee.

3.2 Participation

Participation in the Plan shall be based on recommendations by the Chief Executive Officer of Inter-City Products Corporation or his designee, subject to the approval of the Committee.

3.31 Partial Year Participation

Participants who become eligible after the beginning of a Performance Period, but prior to the first calendar day of the last year of the Performance Period, may participate for the Performance Period on a pro-rata basis determined by the number of calendar months of actual participation. Such situations may include, but are not limited to (i) new hires, and/or (ii) when an executive is promoted or transferred from an ineligible position.

3.32 Committee Discretion

The Committee, in its sole discretion, retains the right to prohibit or allow participation in the initial Performance Period of eligibility for any of the aforementioned Employees. Participants for each Performance Period shall appear in the attached Individual Award Calculation Worksheet for each Participant.

                              ARTICLE IV
                    Annual Award Determination

4.1 Award Trigger

Prior to the beginning of the Performance Period, but no later than the last calendar day of the first year of the Performance Period, the Committee may establish an Award Trigger. The trigger will generally reflect a minimum level of acceptable performance that must be achieved, before calculated Formula Awards are payable. The purpose of the Award Trigger is to ensure the viability of the overall organization if calculated awards are to be paid. The Award Trigger may be a single or multiple measure of organization and/or individual performance and may reflect financial and/or quality factors. In the event the Committee establishes an Award Trigger for a Performance Period, it shall appear in the attached Individual Award Calculation Worksheet for each Participant.

4.2 Performance Goals

Prior to the beginning of the Performance Period, but no later than the last calendar day of the first year of the Performance Period, the Committee shall establish Performance Goals for Threshold, Target, and Maximum Performance levels. The goals may be based on any combination of organizational and individual success factors. Performance goals will generally be related to, but not limited to financial success measures. Goals may be assigned varying numerical weights to be used in calculating the Annual Award. These "Goal Weights" shall generally reflect the relative importance of a success factor for the Performance Period.

After Performance Goals are established, the Committee shall align the performance levels with the award levels, such that the level of achievement of the pre-established Performance Goals at the end of the Performance Period will determine the Formula Award. Goals, Goal Weights, and Award Levels shall appear in the Individual Award Calculation
Worksheet for each Participant.

4.3 Award Opportunities

Prior to the beginning of the Performance Period, but no later than the last calendar day of the first year of the Performance Period, the Committee shall establish Threshold, Target, and Maximum Award levels, stated as numbers of Performance units, for each Participant. The established award opportunities shall generally be determined by organization level, age, and length-of service.

4.4 Individual Award Calculation Worksheet

For each Performance Period, after Performance Goals and award opportunities have been established for the period, each Participant shall receive an "Individual Award Calculation Worksheet". The Individual Award Calculation Worksheet shall contain the Participant's Performance Goals for Threshold, Target, and Maximum Performance levels; Goal Weights; and Threshold , Target, and Maximum Award levels. Once approved by the Committee, the Individual Award Calculation Worksheets shall be deemed to be a part of, and have the full force and effect of this Plan document.

4.5 Adjustment of Performance Goals

The Committee shall have sole discretion to increase or decrease the Formula Award up to twenty percent (20%) for each Participant, for a Performance Period, based upon, but not limited to, its determination of an individual Participant's contribution to the Company's success.
The Committee shall also have sole discretion to adjust the Performance Goals and Award Opportunities for each Participant, resulting in either an increased or decreased award, during a Performance Period if it determines that external changes or other unanticipated business conditions have materially affected the fairness of the goals and unduly influenced the Participant's ability to meet them. Examples of such conditions include, but are not limited to, Acts of God; merger, acquisition, or divestiture; reorganization; transfers; and staff additions and reductions.

4.6  Award Determination

At the end of each Performance Period, after audited financial results are available, Performance Period awards, in the form of Performance Units, shall be computed for each Participant and approved by the Committee.

4.7  Valuation Of Performance Units

(a) Performance Units shall be valued in the currency of the resident country of the Participant, based on Company common stock prices listed on the stock exchange of that country. In the event a Participant is a resident of neither the United States, Canada, nor other country in which Company common stock is traded on a recognized exchange, his/her Performance units will be valued in Canadian Dollars based on Company common stock prices listed on the Toronto Stock Exchange, and converted using the average exchange rate for the five (5) business days preceding the date of valuation as quoted in the Wall Street Journal.

(b) Three-year Performance Unit - The value of a Three-year Performance Unit shall be calculated as the equivalent of the difference in price of Company common stock for the average of the last five (5) business days of the last calendar year of the Performance Period, less the Grant Price, so long as that difference is more than zero dollars ($0.00).

(c) Long-term Performance Unit - The value of a Long-term Performance Unit shall be calculated as the equivalent of the difference in price of Company common stock for the average of the six (6) months prior to termination or retirement, less the Grant Price, so long as that difference is more than zero dollars ($0.00).

4.8  Dividends and Other Adjustments

In the event of a common stock dividend, subdivision, or consolidation, the Committee shall adjust the number of Performance Units in a Participant's Performance Unit Account as it deems appropriate, in its sole discretion. In the event such adjustment results in additional Performance Units, such Performance Units shall be subject to the vesting requirements and risk of forfeiture as if they were awarded upon the date of adjustment.

                             ARTICLE V
                        Payment of Awards

5.1 Form and Timing of Payment

(a) Three-year Performance Units earned for a Performance Period shall be payable in cash, in one (1) lump sum, as soon as practicable after the end of each Performance Period, as determined by the Committee in its sole discretion, but no later than two and one-half months after Performance Period end.

(b) Long-term Performance Units earned for a Performance Period shall be payable in cash, in one (1) lump sum, upon retirement, or termination other than For-cause, as determined by the Committee in its sole discretion, and subject to vesting as follows:

Participant's
Age at
Termination     56    57    58    59    60    61    62    63    64    65

Vested Percent
of Performance
Share Account
Balance         15%   30%   45%   60%   75%   80%   85%   90%   95%   100%

In the event a Participant is not fully (100%) vested in his/her
Performance Share Account upon termination other than For-cause, the Committee, in its sole discretion, may fully vest the Participant in his/her Performance Unit Account.

5.2 Payment of Partial Awards

In the event a Participant no longer meets the eligibility criteria as set forth in the Plan during the course of a particular Performance Period, the Committee may, in its sole discretion, pay a partial award for the portion of the Performance Period the employee was a Participant, computed as determined by the Committee.

5.3 Unsecured Interest.

No participant or any other party claiming an interest in amounts earned under the Plan shall have any interest whatsoever in any specific asset of Inter-City Products Corporation. To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of Inter-City Products Corporation.

                               ARTICLE VI
                       Termination of Employment

6.1 Termination of Employment

In the event a Participant's employment is terminated by reason other than For-cause or voluntary resignation, the Formula Award determined in accordance with Section 4.6 herein shall be reduced to reflect participation prior to termination only. The reduced award shall be based upon the number of calendar months of participation during the Performance Period prior to termination. In the case of a Participant's disability, the employment termination shall be deemed to have occurred on the date the Committee determines the definition of disability, as per the Company's then group long-term disability insurance benefit for senior managers, to have been satisfied.

The Formula Award thus determined shall be payable as soon as practicable following the end of the year in which employment termination occurred, or sooner, as determined by the Committee in its sole discretion.

In the event a Participant's employment is terminated For-cause, (of which the Committee shall be the sole judge), or voluntary resignation, all of the Participant's rights to an Formula Award for the Performance Period then in progress shall be forfeited. However, the Committee, in its sole discretion, may pay a partial award for the portion of that Performance Period that the Participant was employed by Inter-City Products Corporation, computed as determined by the Committee.

In the event a Participant's employment is terminated other than For-cause, the vested balance of the Participant's Performance Unit Account is payable as soon as practicable following the end of the year in which employment termination occurred, or sooner, as determined by the Committee in its sole discretion.

                             ARTICLE VII
                       Rights of Participants

7.1 Employment

Nothing in the Plan shall interfere with or limit in any way the right of Inter-City Products Corporation to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of Inter-City Products Corporation.

7.2 Non - transferability

No right or interest of any Participant in the Plan shall be assigned or transferred, or subject to any lien, directly, by operation of law, or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge, and bankruptcy.

                             ARTICLE VIII
                       Beneficiary Designation

8.1 Beneficiary Designation

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant and will be effective only when filed by the Participant in writing with the Administrator during his or her lifetime. In the absence of any such designation, or if the designated beneficiary is no longer living, benefits shall be paid to the surviving member(s) of the following classes of beneficiaries, with preference for classes in the order listed below:

(a) Participant's spouse (unless the parties were divorced or legally separated by court decree); (b) Participant's children (including children by adoption); (c) Participant's parents (including parents by adoption); or (d) Participant's executor or administrator.

Payments of benefits, in accordance with Section 6.1, shall be made exclusively to the member(s) of the first class, in the order listed above, which has surviving member(s). If that class has more than one (1) member, benefit payments shall be made in equal share among members of that class.

                             ARTICLE IX
                          Change in Control

9.1 Change-in-Control

(a) In the event of a Change-in-Control of Inter-City Products
Corporation, a Participant as of the date of the Change-in-Control, shall be entitled to, for the Performance Period in which the Change-in-Control occurs, the greatest of:

The Formula Award determined using: (i) actual results to the date of the Change-in-Control; (ii) the Participant's Target Award; or (iii) a number of Performance Units determined at the sole discretion of the Committee, as constituted immediately prior to the Change in Control.

(b) The Committee, as constituted immediately prior to the Change-in-Control, shall determine how performance should be measured for purposes of the Formula Award calculation in Section 9.1(a). The Committee's determination shall be conclusive and final.
In the event a Participant is not fully (100%) vested in his/her Performance Share Account upon Change-in-Control, the Performance Share Account balance shall be fully (100%) vested effective the day prior to the date of the Change-in-Control.

The Formula Award and Performance Share Account balance shall be payable in cash to the Participant as soon as administratively possible, but no later than thirty (30) days following a Change-in-Control.


                             ARTICLE X
                    Amendment and Modification

10.1 Amendment and Modification

The Committee, in its sole discretion, without notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely; provided, however, that no such modification, amendment, suspension, or termination may, without the consent of a Participant (or his or her beneficiary in the case of the death of the Participant), reduce the right of a Participant (or his or her beneficiary, as the case may be) to a payment or distribution hereunder to which he or she is otherwise entitled.

                             ARTICLE XI
                           Miscellaneous

11.1 Governing Law

The Plan, and all agreements hereunder, shall be governed by and construed in accordance with the laws of the State of Tennessee and shall comply to the extent necessary with the requirements of the Toronto Stock Exchange.

11.2 Withholding Taxes

The Company shall have the right to deduct from all payments under the Plan any Federal, state, or local taxes required by law to be withheld with respect to such payments. The Participant or the Participant's Beneficiary or Beneficiaries are responsible for payment of all taxes related to a payment under the Plan, and shall reimburse the Company for any such taxes in the event the Company advances payment on behalf of the Participant.

11.3 Gender and Number

Except where otherwise indicated by the context, any masculine term used herein shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

11.4 Severability

In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

11.5 Costs of the Plan

All costs of implementing and administering the Plan shall be borne by Inter-City Products Corporation.

11.6 Successors

All obligations of Inter-City Products Corporation under the Plan shall be binding upon any successor to Inter-City Products Corporation, whether the existence of such successor is the result of a direct or indirect purchase, merger consolidation, or otherwise, of all or substantially all of the business and/or assets of Inter-City Products Corporation.